Exhibit 10.1

Dear Mr. Gilpin:

This letter will confirm the terms of your employment with Kohlberg Capital Corporation (the “Company”), under the terms and conditions that follow. This letter shall be effective as of June 1, 2012 (the “Effective Date”).

1.          Term, Position and Duties.

(a)         Subject to earlier termination as hereafter provided, your employment shall continue through December 31, 2013, and will be automatically extended for one year on January 1, 2014 and on each succeeding January 1 unless previously terminated by nonrenewal in writing by you or an expressly authorized representative of the Company, in either case, upon not less than thirty (30) days’ written notice prior to the end of the then current year. The term of this agreement, as from time to time extended is hereafter referred to as “the term of this agreement” or “the term hereof”. You will be employed by the Company as its Chief Financial Officer. You will report to the Chief Executive Officer of the Company.

(b)         You agree to perform the duties of your position as Chief Financial Officer of the Company and such other duties as may reasonably be assigned to you from time to time. You also agree that you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates.

(c)         From time to time, you may be employed by one or more Affiliates of the Company in a similar capacity to your employment with the Company. The terms and conditions of your employment by such Affiliates will be the same as the terms and conditions of your employment with the Company, except that your aggregate compensation and benefits will not exceed the amounts set forth in Section 2 of this agreement. In that regard, that portion of the compensation and benefits that are allocable to your services to an Affiliate shall be the responsibility of the Affiliate, though we note the Company intends to provide benefits provided to employees generally on a centralized basis among its Affiliates. To the extent that you are employed by an Affiliate, references in this agreement to the Company shall mean the Affiliate, where appropriate. To effectuate such employment with any Affiliate, the Affiliate will provide to you a letter confirming your employment status. The allocation of your working time between duties for the Company and any of the Affiliates may be adjusted from time to time by the Company as it determines appropriate. As a condition to your employment with the Company and the Affiliates, it is required that you keep complete and accurate records of the time you spend performing your duties under this agreement and the nature thereof.

2.          Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a)         Base Salary. The Company will pay you a base salary at the rate of Three-Hundred and Fifty Thousand Dollars ($350,000) per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board of Directors of the Company (the “the Board”) in its discretion.

(b)         Bonus Compensation. During employment, you will be considered for an annual discretionary bonus, which shall be targeted at Four Hundred Thousand Dollars ($400,000). Bonus awards will be determined by the Board, based on your performance and that of the Company against goals established annually by the Board after consultation with you (and consistent with those set forth in the Company’s annual budget and/or strategic plan) and will be paid in the succeeding calendar year on or before January 31. The Board reserves the right to reduce or eliminate such bonuses based on the financial circumstances of the Company in addition to your performance against these goals. Notwithstanding the foregoing, you shall be paid an annual bonus for 2012 of not less than Four Hundred Thousand Dollars ($400,000) on or before January 31, 2013 (the “Guaranteed Bonus”).

(c)         Purchased Equity. Subject to all policies (including any policies implemented by the Company which restrict the ability of officers, directors and other Affiliates to invest in the Funds), agreements, plans and conditions that are generally applicable to such investments, as determined by the Company, you will have the right, but not the obligation, to purchase equity of Funds on terms equivalent to those received by other investors.

(d)         Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

(e)         Restricted Stock. Promptly following the Effective Date, subject to the receipt of any required approvals, a grant of restricted stock of the Company having a value of One Hundred and Fifty Thousand Dollars ($150,000) on the date of the grant, as determined by the Board (the “RSA”) shall be made to you under the Amended and Restated 2006 Equity Incentive Plan (the “Equity Plan”). The terms and conditions of the RSA shall be set forth in the restricted stock agreement (the “RSA Award”). The RSA shall be subject to the terms of the Equity Plan, the RSA Award, and any applicable shareholder agreements and other restrictions and limitations generally applicable to common stock of the Company or equity awards held by Company executives or otherwise imposed by law. You shall not be eligible to receive any stock options, restricted stock or other equity of the Company, however, whether under an equity incentive plan or otherwise, except as expressly provided hereunder or as otherwise expressly authorized for you individually by the Board.

3.          Confidential Information and Restricted Activities.

(a)         Confidential Information. During the course of your employment with the Company or its Affiliates, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company or its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates, whether prior or subsequent to effective date of this agreement. You understand that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

(b)         Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control.

(c)         Non-Competition. You acknowledge that in your employment with the Company you will have access to Confidential Information which, if disclosed, would assist in competition against the Company and its Affiliates and that you also will generate goodwill for the Company and its Affiliates in the course of your employment. Therefore, you agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(i)         While you are employed by the Company or its Affiliates and for the greater of (x) the remaining term of this agreement or (y) one (1) year after your employment (or service with an Affiliate, if later) terminates (in the aggregate, the “Non-Competition Period”), except as otherwise specifically provided in the last sentence of this Section 3(c)(i) you agree that you will not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance, or participate in the ownership, marketing, management, operation, control, fundraising or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise use or permit your name to be used in connection with any business or enterprise engaged in the United States in the business of middle market lending. Notwithstanding the foregoing, nothing in this Section 3(c)(i) shall prevent you from working (whether as an employee or an independent contractor) for any business or enterprise that includes multiple lines of business, including lines of business that are described in this Section 3(c)(i), so long as the line of business for which you are working does not, directly or indirectly, include or otherwise conduct any of the activities described in this Section 3(c)(i).

(ii)         You agree that during the Non-Competition Period, you will not, directly or through any other Person, (A) hire any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, (B) solicit or encourage any customer or investor of the Company or any of its Affiliates or independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them, or (C) seek to persuade any customer or investor of the Company or any of its Affiliates to conduct with anyone else any business or activity that such customer or investor or prospective customer or investor conducts with the Company or any of its Affiliates.

(d)         In signing this agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with securing any relief hereunder. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. You further agree that the Non-Competition Period shall be tolled, and shall not run, during any period of time in which you are in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of your employment relationship with the Company, shall operate to extinguish your obligation to comply with Section 3 hereof. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this agreement, including without limitation pursuant to this Section 3.

4.          Termination of Employment. Your employment under this agreement may be terminated prior to the expiration of the term hereof pursuant to this Section 4.

(a)         The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the cause. The following shall constitute Cause for termination: (i) your repeated material failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities to the Company or any of its Affiliates which failure is not cured within thirty (30) days after written notice of such failure or negligence is delivered to you; (ii) your material breach of this agreement or any other agreement between you and the Company or any of its Affiliates which breach is not cured within thirty (30) days after written notice of such breach is delivered to you; (iii) commission by you of a felony involving moral turpitude or fraud with respect to the Company or any of its Affiliates; (iv) your being sanctioned by a federal or state government or agency with violations of federal or state securities laws in any judicial or administrative process or proceeding, or having been found by any court to have committed any such violation; or (v) your failure to comply with (A) any material Company policy, including without limitation, the Code of Ethics of the Company or any of its Affiliates to which you are bound, or (B) any legal or regulatory obligations or requirements, including, without limitation, failure to provide any certifications as may be required by law which is not cured within thirty (30) days after written notice of such violation is delivered to you to the extent such violation can be cured. The Company also may terminate your employment at any time without Cause upon notice to you.

(b)         This agreement shall automatically terminate in the event of your death during employment, and you shall be entitled to the Severance Payments and Health Care Payments set forth under Section 5(a) below. In the event of your death, any amounts owed to you under this agreement will be paid to the beneficiary designated in writing by you or, if no beneficiary has been so designated by you, to your estate. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this agreement, the Company will continue to pay you your base salary and to provide you benefits in accordance with Section 2(a) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred and sixty-five (365) consecutive calendar days. If you are unable to return to work after twelve (12) weeks of disability, the Company may terminate your employment, upon written notice to you, and you shall be entitled to the Severance Payments and Health Care Payments set forth under Section 5(a) below. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled and such determination shall for the purposes of this agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

(c)         You may terminate your employment hereunder for “Good Reason” by providing written notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition; by giving the Company thirty (30) days to remedy the condition; and, if the Company fails to remedy the condition, by terminating your employment within ten (10) days following the expiration of such thirty (30) day period. For purposes of this agreement, the term “Good Reason” means, without your consent, the occurrence of one or more of the following events: (i) material diminution in the nature or scope of your responsibilities, duties or authority relating to the Company as contemplated by this agreement; (ii) failure by the Company to pay any Bonus Compensation set forth in Section 2(b) above, including the Guaranteed Bonus and any other bonuses specified therein, to the extent such Bonus Compensation has been approved by the Board and is payable in accordance with the terms thereof; or (iii) your being required to relocate to a principal place of employment outside of the New York metropolitan area. For purposes of this paragraph 4(c) a change in reporting relationships resulting from a Change in Control will constitute Good Reason. In addition, a termination of your employment by you for any reason during the 90-day period immediately following a Change in Control shall be deemed to be a termination for Good Reason for all purposes of this agreement.

(d)         You may terminate your employment hereunder other than for “Good Reason” upon thirty (30) days’ written notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your base salary for that portion of the notice period so waived.

5.          Severance Payments and Other Matters Related to Termination.

(a)         In the event of termination of your employment by the Company without Cause, by death or disability, or a termination by you for Good Reason, until the later of the end of the then current term of this agreement and the end of the Non-Competition Period (but subject to earlier termination as specified in this Section 5(a)), the Company will continue to pay you your base salary (the “Severance Payments”) and pay you an amount equal, on an after-tax basis, to the premium cost of your health insurance on the same terms and conditions as it contributes for active employees provided that you (or your beneficiaries) make a timely election under the federal law known as “COBRA” and provided further that you are entitled to continue participation in the Company’s group health plan under applicable law and plan terms (the “Health Care Payments”). The Company may, in its sole discretion, elect to cease the Severance Payments and Health Care Payments at any point after you have received six (6) months of Severance Payments and Health Care Payments (or twelve (12) months if you are terminated by the Company within ninety (90) days of the completion of a Change in Control) provided that it also releases you from your remaining obligation under Section 3(c)(i) above. The Company will also pay you on the date of termination any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. In addition, the Company will pay you any discretionary bonus compensation to which you are entitled in accordance with Section 2(b) above, prorated to the date of termination, payable at the time such monies are payable to Company executives generally, together with any Guaranteed Bonus amount that is unpaid as of such date of termination. Furthermore, in the event of termination of your employment by the Company without Cause or by you for Good Reason after December 31, 2012, but not in the event of termination of your employment for any other reason, the Company will also pay you an annual bonus equal to fifty percent (50%) of the Target Bonus for the period during which you receive Severance Payments and Health Care Payments, prorated to the date when such Severance Payments and Health Care Payments cease, whether pursuant to the first sentence of this Section 5(a) or due to the Company electing, in its sole discretion, to cease such Severance Payments and Health Care Payments and release you from your remaining obligations under Section 3(c)(i) above (the “Bonus Payments”). All such Bonus Payments will be payable on an annual basis, at the time annual bonuses are payable to Company executives generally. Any obligation of the Company to provide you Severance Payments, Health Care Payments or Bonus Payments under this Section 5(a) is conditioned, however, upon your signing and not revoking (and the expiration of any period of revocation associated therewith) a release of claims in the form provided by the Company (the “Employee Release”) by the deadline specified by the Company (which shall be no later than sixty (60) days following your termination of employment). All Severance Payments will be in the form of salary continuation, and the Severance Payments and Health Care Payments will be payable in accordance with the normal payroll practices of the Company, and will begin on the first payroll -date following the sixtieth (60th) day following your termination of employment. The first of any such payments will include all Severance Payments and Health Care Payments that otherwise would have been due prior to such first payment date had such payments commenced immediately upon your termination of employment; any payments made thereafter will continue as otherwise provided herein.

(b)         In the event of termination of your employment by the Company for Cause or by you other than for Good Reason, the Company will pay you any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date in accordance with the normal payroll practices of the Company. The Company shall have no obligation to you for any bonus compensation, benefits continuation or severance payments.

(c)         In the event of termination of your employment by expiration of the term hereof or non-renewal of this agreement, the Company will pay you (i) any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date, in accordance with the normal payroll practices of the Company, and (ii) any discretionary bonus compensation to which you are entitled in accordance with Section 2(b) above, prorated to the date of termination and payable at the time such bonuses are payable to Company executives generally, together with any Guaranteed Bonus amount that is unpaid as of such date of termination. The Company shall have no obligation to you for any severance payments or benefits continuation and you shall have no further obligation under Section 3(c)(i) above.

(d)         Except for any rights you may have under Section 5(a) above or under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans at your cost, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination.

(e)         Provisions of this agreement shall survive any termination if so provided in this agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this agreement. The obligation of the Company to make payments to you under this Section 5 is expressly conditioned upon your continued full performance of obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this agreement.

6.          Definitions. For purposes of this agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change in Control” means:

(i)	The acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or its Affiliates) of beneficial ownership of 33% or more of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors.

(ii)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who first becomes a director subsequent to the date hereof whose recommendation, election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company as described in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for the purposes of this agreement, considered as though such person were a member of the Incumbent Board; or

(iii)	Approval by the stockholders of the Company of a reorganization, share exchange, merger or consolidation with respect to which, in any such case, the persons who were the stockholders of the Company immediately prior to such reorganization, share exchange, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company; or

(iv)	Liquidation or dissolution of the Company or a sale of all or substantially all of the assets of the Company.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this agreement.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

7.          Conflicting Agreements. You hereby represent and warrant that your signing of this agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

8.          Withholding. All payments made by the Company under this agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

9.          Assignment. Neither you nor the Company may make any assignment of this agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

10.         Severability. If any portion or provision of this agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law.

11.         Miscellaneous.

(a)         This agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this agreement are for convenience only and in no way define or describe the scope or content of any provision of this agreement. This agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Delaware contract and shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof. In the event of any alleged breach or threatened breach of this agreement, the parties hereby consent and submit to the jurisdiction of the federal and state courts in and of the State of Delaware and to service of legal process in the State of Delaware.

(b)         Notwithstanding any other payment schedule provided herein, if you are identified on the date of termination as a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), then:

(i)         Any payment that is considered nonqualified deferred compensation subject to Section 409A of the Code (including the regulations promulgated thereunder, “Section 409A”), as determined by the Company in its sole discretion, and payable on account of a “separation from service,” will be made on the date that is the earlier of (A) the expiration of the six (6)-month period beginning on the date of your “separation from service”, and (B) your death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this subsection (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid to you in a lump sum, and all remaining payments due under this agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(ii)         You shall pay the cost of any benefits to be provided during the Delay Period that are considered nonqualified deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and are provided on account of a “separation from service”; the Company shall reimburse you for that portion of the costs that the Company would otherwise have paid or would otherwise have provided upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(c)         For purposes of Section 409A, your right to receive any installment payment pursuant to this agreement will be treated as a right to receive a series of separate and distinct payments.

(d)         In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

(e)         Whenever a payment under this agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period will be within the sole discretion of the Company.

12.         Notices. Any notices provided for in this agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Board, or to such other address as either party may specify by notice to the other actually received.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. We will provide a countersigned copy for your records.

Sincerely yours,

Dayl Pearson

President and Chief Executive Officer

Accepted and Agreed:

Edward Gilpin

Date